Sun River Energy, Inc. Files 10K

Dallas, TX -- (PRNewswire-FirstCall) – June22, 2011 --Sun River Energy, Inc. (OTC:BB:SNRV).  Sun River Energy, Inc. (the “Company” or “Sun River”) filed today its Annual 10K Report.

Donal R. Schmidt, Jr., the Company's Chairman and CEO, states:“2011 was a tremendous year of achievement for our company and its shareholders.  With respect to this achievement, I can’t begin to tell our shareholders how proud I am of our staff because they met every goal set for them, efficiently and professionally.

“This has been an exciting and fulfilling year in bringing Sun River from a development company to a fully operating E&P Company.  This past year demonstrated the start of a paradigm shift not only in the larger energy industry but in Sun River itself.  Our team is proud to demonstrate, with the information contained in the K, it has the capacity to compete on a multi-state regional stage as a fully reporting, revenue producing oil and gas company.

“Early on, the new management team made a strategic decision to balance Sun River’s wholly-owned assets in New Mexico with a solid resource play in a prolific known area in East Texas.  We believed the resource play in Texas would support a public company by adding solid quantifiable assets and creating revenue while the Company’s engineers and geologists continued to properly evaluate and subsequently begin to develop the New Mexico properties.

“We understood our New Mexico assets which are owned rather than leased were difficult for the market to correctly value under what would be considered traditional financial methods relating to E&P companies. As such, it seemed clear to us that we would need to develop these assets as prudently as possible in order to get the most value for our shareholders.  Very few oil and gas companies have the luxury of owning their own minerals, much less those with substantial significant resources along with them.  We are fortunate to have both.  It is self-evident that owning the assets outright, as opposed to leasing like most E&P Companies do, creates a higher market value.  Thus, we knew that a thorough methodical development of these assets would be the prudent course in the long run and in our shareholders’ best interest. We could be reckless or reasonable in our approach.  We chose reasonable.  Over the past year we spent a great deal of time developing the science and accumulating more acreage before we drill the first well there.  In addition, this would give us time to establish the infrastructure the Company needed to begin operations in New Mexico.

“We initially created tactical goals in support of our long term strategy and set out to accomplish them in a reasonable period of time.  We achieved these goals and met our self-imposed timelines believing the market would recognize our actions as being in the best interest of our shareholders.  Ten months later, I believe our current market cap reflects the fact that our initial strategic decisions were well founded.

“By achieving our goals, Sun River successfully demonstrated a number of very important matters to the market relating to what we can do next.  We have a top-flight management team that can successfully operate a growing E&P company in the public sector.  We demonstrated we have the ability to deal with larger E&P companies on an equitable basis in an intensely competitive industry. We have repeatedly displayed the quality of our engineering and geological capabilities through our finding and development costs and the quality of our acquisitions.  Finally, we have shown Sun River can successfully raise capital in a reasonable time period for both drilling and acquisitions.  All of these items are crucial to successfully developing our acreage positions in Texas and New Mexico.

“Some of the positive events as reflected in our 10K that were achieved in the last fiscal year are:

•	Sun River’s assets, at book value, increased from $140,000 to over $21,000,000.
•	We added more than 25 Billion Cubic Feet Equivalent (“BCFE”) in proved reserves in the 4th quarter as determined by Cawley and Gillespie Associates, Independent Petroleum Engineers.
•	We retired substantially all of our debt as of April 30, 2010 through conversion to equity.

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We raised $10 Million in cash through placement of equity,and acquired $9.8 Million in oil and gas assets through the direct issuance of equity and additional property in exchange for $5 Million in debt.

•	During the 4th quarter, we had revenue for the first time in Company history.
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Our additional review of title resulted in an increasein our owned acreage position in New Mexico by almost 50% for a total of approximately 223,000 gross acres or nearly 348 square miles of gross resources.

•	Completion of geophysical and geological review of our New Mexico oil and gas assets to the point where we are prepared to begin drilling test wells.
•	We entered into consulting contracts to monetize our non-hydrocarbon resource assets New Mexico.
•	We added five producing wells in East Texas on 9,241 gross acres of leasehold with over 300 drilling locations in inventory.
•	We added seasoned professional staff with over 150 years combined successful experience.
•	For the first time in Sun River’s history, it received an unqualified “clean” audit opinion from its independent accountants.
•	We made our first public presentation at the IPAA’s New York OGIS meeting in April of this year.
•	We met what we believe are the published minimum qualifications for listing on either the American or NASDAQ stock exchanges.

“Most of these highlights were goals management set last August when I came to work as CEO.  Without a doubt, Sun River’s staff accomplished everything I repeatedly told our shareholders we would do.

“We are now properly poised to continue our growth in 2012 and are prepared to take Sun River to the next level.

“Specifically, we are looking forward to pursuing the following goals in this fiscal year:

•	As a result of production we now have, we anticipate reaching positive EBITDA in the first fiscal quarter.
•	We anticipate drilling the first two test wells on our New Mexico acreage because we have completed a majority of our scheduled analytical work from a geophysical and geological stand point.
•	We have land teams running in both East Texas and New Mexico, and expect to materially increase our acreage positions in both states.
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We have multiple discussions underway with companies who have demonstrated abilities to assist us in monetizing both our oil and gas and non-oil and gas resources in New Mexico, and anticipate significant progress in this area.

•	As a result of our combined team’s historical performance, we expect to continue to demonstrate that we will be a low cost industry leader in finding and development costs.
•	Finally, it is our belief we will be listed on a major exchange.

“Our staff clearly has these goals squarely in their sights.We fully expect to achieve each goal and meet the standard of quality set internally relating to each anticipated achievement.  Each of these goals is a building block carefully orchestrated to complement our strategic vision put into place last August.

“With respect to the last goal, we recently submitted an application to be listed on the NASDAQ Stock Market under the belief that we meet all of the listing requirements.This process is ongoing.  Although there is no guarantee we will ultimately be listed, we believe that continued hard work should enable us to achieve this goal in the near future.

“I look forward to working on the opportunities available to Sun River in the next fiscal year and anticipate we will once again look back on a successful year judged against our goals.”

About Sun River Energy, Inc.:

Sun River Energy, Inc. is a Dallas-based, oil and gas exploration and production company.  For further information on the Company, please visit our website www.snrv.com.

Media Contact:
John Calabria
1-800-669-6511

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” (statements which are not historical facts) made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as "anticipate," "could," "may," "might," "potential," "predict," "should," "estimate," "expect," "project," "believe," "plan," "envision," "continue," "intend," "target," "contemplate," or "will" and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include, but are not limited to, the time to consummate any proposed acquisitions; the risk that one or more conditions to closing a proposed transaction may not be satisfied; the timing and extent of changes in market conditions and prices for natural gas and oil; the timing and extent of changes in capital market conditions and general economic conditions; the timing and extent of the Company's success in discovering, developing, producing and estimating reserves; the economic viability of, and the Company's success in drilling; the Company's ability to fund the acquisition, development and completion of oil and gas assets and the Company's planned capital investments; the Company's future property acquisition or divestiture activities; increased competition; the ability to raise additional capital and any other factors listed in the reports the Company has filed and may file with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company’s expectations only as of the date they were made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.